Exhibit 99.1

FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 29, 2015

FOR FURTHER INFORMATION CONTACT:
Christopher L. Conway
Chairman of the Board, President and Chief Executive Officer
Franklin, Tennessee
615-771-3100

CLARCOR APPOINTS NEW PRESIDENT OF THE CLARCOR
ENGINE/MOBILE FILTRATION GROUP

Franklin, TN, September 29, 2015 -- CLARCOR Inc. (NYSE: CLC) announced that today the company’s Board of Directors has confirmed the appointment of Jacob Thomas as the new President of the CLARCOR Engine/Mobile Filtration Group, replacing Sam Ferrise, who has been appointed as the company’s Senior Business Development Officer. Mr. Thomas has global responsibility for leading the Engine/Mobile Filtration segment of the company.

Prior to joining CLARCOR, Mr. Thomas served as the President of the Diaphragm and Dosing Pumps Group of IDEX Corporation, where he managed a portfolio of businesses, including Warren Rupp. Before that, Mr. Thomas spent seven years in executive roles for Terex Corporation, including as the President of Terex Latin America based in Sao Paulo, Brazil. Mr. Thomas also worked for nine years for Navistar International Corporation in a series of senior positions, including as Vice President of Navistar’s Big Bore Diesel Engines business unit, and also held positions with Case Corporation and at Ford Motor Company. Born and raised in India, Mr. Thomas holds a Bachelor of Science degree from the Indian Institute of Technology, a Masters of Science degree from The Ohio State University and an MBA from the University of Chicago Booth School of Business.

Christopher L. Conway, CLARCOR’s Chairman, President and Chief Executive Officer stated, “Jacob joins us after a lengthy search to find the right individual to assume the leadership of the largest segment of CLARCOR’s business, and we could not be more pleased. Jacob’s entire career has been focused on growing businesses in the engine/mobile sector for some of the most respected and well known public companies in the world. His strong leadership skills, demonstrated performance in both OEM and aftermarket businesses and international experience are exactly what we need to help us grow our Engine/Mobile Filtration segment around the globe, and I know he is looking forward to making the most of this opportunity.

“Jacob assumes the role from Sam Ferrise, who perhaps more than any other individual has been responsible for CLARCOR’s growth and outstanding financial performance over the last 15 years. Under Sam’s leadership, Baldwin Filters and our associated engine/mobile businesses have enjoyed tremendous growth and success. Sam will assist me on a variety of projects and support Jacob through a smooth transition as he assumes this key leadership role.”

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC. Further information on CLARCOR can be found at www.clarcor.com.

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